Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-144135, 333-151964, 333-160359, 333-168466, 333-168467, and 333-183353) of L-3 Communications Holdings, Inc. and subsidiaries and in the Registration Statement on Form S-3 ASR (No. 333-165756) of L-3 Communications Corporation and subsidiaries of our report dated February 29, 2012 (except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of discontinued operations, reportable business segment realignment and the adoption of the presentation of comprehensive income as discussed in Note 1 as to which the date is November 19, 2012), relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 8-K.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
New York, New York
November 20, 2012